Exhibit 107.1
Calculation of Filing Fee Table
424(b)(5)
(Form Type)
Piedmont Natural Gas Company, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	5.05% Senior Notes due 2052	457(r)	$400,000,000	99.129%	$396,516,000	0.0000927	$36,757.04
	Total Offering Amount					$396,516,000
	Net Fee Due							$36,757.04